Exhibit 10.31

BONUS AND STOCK OPTION AGREEMENT

     This Bonus and Stock option Agreement (“Agreement”) is made and entered into effective as of the 27th day of December, 2004, by and between WGNB CORP. a Georgia corporation (“Corporation”), and William R. Whitaker, a resident of the State of Georgia (“Individual”).

     WHEREAS, Individual is an employee and officer of the Corporation’s wholly-owned subsidiary, West Georgia National Bank, a national banking association (“Bank”); and

     WHEREAS, the Board of Directors of the Corporation has adopted resolutions approving the adoption of a plan providing for the payment of a bonus in the form of cash and the grant of stock options to individual; and

     WHEREAS, the terms and conditions of this Agreement are in addition to any and all agreements relating to the employment of Individual by the Corporation or its subsidiaries, including, but not limited to, the employee bonus plan implemented by the Corporation (“Corporation Plan”) and the employment relationship by and between Individual and the Bank.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. — CASH BONUS

     In addition to the annual salary paid by the Corporation to Individual pursuant to the employment relationship between such parties, and the bonus due to Individual pursuant to the employee bonus program of the Corporation, Corporation agrees to pay to Individual in consideration for services rendered as Senior Vice President, Retail Banking of the Bank, an annual cash bonus, commencing with a bonus calculated as to the period ended December 31, 2004, in an amount to be determined as follows:

1.1	The annual cash bonus shall be a performance-based calculation with the performance criteria for each applicable year to be (a) the return on assets (“ROA”) of the Corporation, as determined before the calculation of the amounts due to all individuals participating in Bonus and Stock Option Agreements with the Corporation pursuant to this Section 1, but after the calculation of profit sharing due pursuant to the Corporation Plan and after the determination of federal and state income taxes based on the Corporation’s consolidated financial statements prepared in conformance with the uniform bank performance ratios promulgated by the Federal Financial Institutions Examining Council, applied on a consistent basis as determined by the Corporation’s independent certified public account (“Financial Statements”), (b) the then most recent Community Reinvestment Act Rating (the “CRA Rating”) of the Bank, (c) loan growth of the Bank, (d) past due loans expressed as a percentage of gross loans, (e) net loan charge-offs as a percentage of average net loans, (f) criticized assets as a percentage of capital, and (g) classified assets of the Bank, all as determined pursuant to the terms and conditions of Exhibit “A” attached hereto and incorporated herein by reference.

1.2	Individual shall aggregate points on an annual basis based upon specific levels of ROA of the Corporation, CRA Rating of the Bank and the factors set forth in Section 1.1 (a) through 1.1 (g) of this Agreement. The points to be aggregated by Individual for each year for the purpose of the bonus calculation set forth above will be determined in accordance with the schedule set forth in Exhibit “A”. The percentages applicable to the provisions of Exhibit “A” shall be rounded as set forth on Exhibit “A”. The bonus due to individual for each applicable year shall be equal to (a) the aggregate number of points accrued for the applicable year, divided by (b) 80, (c) multiplied by .75 and (d) the resulting quotient will constitute a percentage which will be multiplied by Corporation’s net income as determined in Section 1.1(a). The resulting product shall constitute the cash bonus due to Individual for the applicable year (“Cash Bonus”). Exhibit “B” attached hereto exemplifies the method set forth in this Agreement for determining the Cash Bonus for the period ended December 31, 2004. Exhibit “B” is provided solely as an example and the calculations set forth on Exhibit “B” do not represent any obligation or projection of the Corporation relating to the Cash Bonus due to Individual pursuant to this Section 1 or the options due to Individual pursuant to Section 2 of this Agreement.

1.3	Once per calendar quarter, Individual shall be allowed to receive an advance against the amount of the Cash Bonus due to Individual for the applicable calendar year in an amount not to exceed 50% of the anticipated Cash Bonus attributable to such calendar quarter, as determined by the Board of Directors or the Executive Committee of the Corporation in its sole discretion. During the month of December Individual will be advanced ninety percent (90%) of their estimated annual bonus, less the cumulative amount of quarterly withdrawals. Individual’s W-2 form, for the current year will include that amount. The Corporation will distribute the remainder of Individual’s bonus (and include it in reportable taxable income for the following year) when the bonus calculation is finalized and verified early in the First quarter of the following year. In the event the aggregate amount of advances paid to Individual against the Cash Bonus due for a calendar year exceeds the actual amount of the Cash Bonus due to Individual for such year pursuant to Section 1.2, Individual shall remit the resulting excess amount to the Corporation not later than 15 days after calculation of the amount due. In the event the amount advanced against the Cash Bonus to Individual for a calendar year is less than the Cash Bonus due to Individual for such year, the remaining amount due to Individual shall be paid within 15 days after calculation of the amount due. In the event Individual terminates employment with the Bank for any reason (other than death or disability) during a particular calendar year, this Agreement shall terminate and Individual shall be entitled only to the amount of Cash Bonus already paid for that year, plus any unpaid amounts attributable to prior years. In the event individual’s employment with the bank terminates by reason of death or disability, Individual’s estate (or in the case of disability, Individual) shall be entitled to a pro rata portion of the Cash Bonus determined under the method set forth above, based on the portion of the applicable year that Individual was employed by the Bank.

SECTION 2. — STOCK OPTION

2.1	Corporation grants to Individual the option to acquire shares of the common stock of Corporation on an annual basis (“Option Shares”), pursuant to the WGNB Corp. 2003 Stock Incentive Plan (“ISO Plan”) in an amount equal to two (2) times the quotient (rounded to the nearest whole share) which shall be determined by dividing (a) the Cash Bonus due to Individual pursuant to Section 1 for the applicable year, by (b) the Market Value Per share of the common stock of Corporation as the volume weighted average closing price for the ninety calendar day period ending with the date of the grant, except that the grant date price shall be taken as of within an hour before the time of the grant All Option Shares granted to Individual shall be subject to and governed by the terms and conditions of the 2003 ISO Plan and a Stock Option Agreement in the form attached to the Bonus and Stock Option Agreement as Exhibit “C” and incorporated therein by reference.

SECTION 3. — TERM

3.1	This Agreement shall be effective as of the date first indicated above and shall be terminable at any time by written notice of either party to the other party.

SECTION 4. — MISCELLANEOUS

4.1	Neither the obligation of the Corporation to pay to Individual the Cash Bonus pursuant to Section 1 of this Agreement, nor the grant of the option to acquire common stock of the Corporation pursuant to Section 2 of this Agreement confers any right upon Individual with respect to the continuation of employment with the Corporation. Nothing contained herein shall be construed as interfering with or restricting the right of the Corporation or of Individual to terminate employment at any time, with or without cause.

4.2	Notwithstanding any provision of this Agreement to the contrary, in the event (a) the CRA Rating of the Bank for any calendar year of this Agreement is “Needs to Improve” or “Substantial Noncompliance”, (b) the percentage of past due loans, as determined in accordance with Exhibit “A”, is 7.01% or greater for any calendar year of the Agreement, (c) the percentage of net loan charge-offs as determined by Exhibit “A” is 1.01% or greater for any calendar year of this Agreement, or (d) the percentage of classified assets as a percent of capital is 39.01% or greater for any calendar year of this Agreement, then, in such event, for as long as such condition set forth in (a) through (d) inclusive, remains in effect, Individual shall not be entitled to receive and the Corporation shall not be required to pay a Cash Bonus for such year or years pursuant to Section 1 and the Corporation shall have no obligation to grant a stock option for such year or years pursuant to Section 2 of this Agreement.

4.3	Any notices or other communications to any party pursuant to or relating to this Agreement and the transactions provided for herein shall be deemed to be given, delivered or received when delivered personally or three days after being deposited in the United States Mail, registered or certified, with proper postage and registration and certification fees prepaid, addressed to the parties for whom intended at the addresses indicated for each party as set forth below:

COMPANY	INDIVIDUAL
WGNB Corp.	William R. Whitaker
201 Maple Street	615 Horseshoe Bend Road
P.O. Box 280	Carrollton, GA 30116
Carrollton, GA 30117
Attn: Chief Executive Officer

4.4	This Agreement shall be governed by the laws of the State of Georgia.

4.5	This Agreement may be executed with counterpart signature pages, all of which together shall constitute one and the same Agreement.

4.6	The terms of this Agreement, including the right and obligations of the parties hereunder, shall not supersede or amend any additional agreement of the parties with respect to the employment of Individual by Corporation or any compensation for services performed under such agreements, including, but no limited to, the consideration paid pursuant to the employment relationship between the Bank and Individual and any employee bonus plan utilized by Corporation. This Agreement shall inure to the benefit of and be enforceable by and binding upon the successors and assigns of each party, including the personal or legal representatives, executors, administrators, heirs and legatees of Individual.

4.7	This Agreement may be amended in any manner at any time by the Board of Directors, or the Executive Committee, of the Corporation, provided, however, that no amendment shall affect Individual’s right to receive any Cash Bonus accrued by the Corporation prior to the date of such amendment. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Corporation.

4.8	Time is of the essence of this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement the day and year first written above.

ATTEST:	WGNB CORP.

By:	By:

Its:	Its:

WITNESS:	WILLIAM R. WHITAKER

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